EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Profire Combustion, Inc., a private Canadian company of Bay 12, 55 Alberta Avenue, Sprucee Grove, Alberta, Canada, T7X 3A6 (“Profire” or “the Company”); Flooring Zone, Inc., a public Utah company of 1245 E Brickyard Rd #590, Salt Lake City, Utah 84106 (“FLOZ”) and Mr. Andrew Limpert, of 1245 E. Brickyard Rd. #590, Salt Lake City, Utah 84106 (“Limpert”) in Salt Lake City, Utah on December ____, 2008. Profire is a wholly owned operating subsidiary of FLOZ, as such the two corporations may be collectively referred to as the “Companies” in this Agreement. Limpert, Profire and FLOZ may be referred to collectively as the Parties. The Parties agree as follows:

1.0        General Employment Terms. The Companies shall employ Limpert on an initial part-time basis for a three year calendar period from the date of this Agreement, unless terminated in accordance with the provisions of this Agreement. The Agreement shall be self-renewing for additional one year employment periods for ten years, unless otherwise terminated in accordance with termination provisions of this Agreement. Mr. Limpert shall be designated as the Chief Financial Officer (CFO) of the Companies. In the event of any short-form merger between Profire and FLOZ, Mr. Limpert will continue as the CFO of the combined and resulting entity. Limpert agrees to serve both entities on an initial part-time basis of not less than a collective (10) hours per week as the CFO, but it is presently intended and agreed that the operating entity, Profire, shall require the majority of his time and services as the CFO. The board of both entities, upon their own initiative or request of Limpert, shall consider and determine, as necessary, any additional hours of service required of Limpert up to and including full-time. Mr. Limpert may decline to serve additional hours, and the boards may then elect to appoint subordinate financial officers, but shall not terminate Limpert during the first two years of this Agreement based upon not accepting expanded hours and duties. The board may also, in their discretion, appoint subordinate officers who shall serve under the general direction and control of Limpert as pertaining to all day-to-day financial activities and assignments. Limpert agrees that he will serve under the direction and by appointment of the board of directors of both entities, subject, however, to the specific terms of this Agreement.

2.0          Best Efforts of Limpert. Limpert agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the satisfaction of the Companies, but within the reasonable time limits of a part-time position. Limpert shall perform such duties at such place(s) as the needs, business, or opportunities of the Companies may require.

3.0	Duties of Limpert.

3.1       Limpert shall serve under the terms of this Agreement as the CFO of both Profire and FLOZ until and unless the parent corporation, FLOZ, is merged or combined with its wholly owned subsidiary, Profire, Limpert shall discharge such duties respectively for both the parent and the operating subsidiary. Limpert acknowledges the duties are generally described in the By-laws of the Companies and as otherwise prescribed by the respective boards of directors. In  the  event  of  any  merger  or  other  combination, he shall assume such

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duties in the combined corporation. Limpert shall further be responsible for supervision and management of any subordinate financial officer of either Profire or FLOZ, consistent with their duties as prescribed by the board of directors and under the By-laws of the respective corporations. Limpert shall have the right to conduct and enter into agreements related to or arising out of the day-to-day financial operations of the Companies and within the general authority to conduct all day-to-day financial operations. Provided, however, Limpert shall not bind the Companies unilaterally into any agreement for acquisition, merger, sale of assets, or incur debts or liabilities other than in the ordinary course of business, or effect any change in the tax filing status, or organization of either Profire and FLOZ. Nothing within these limitations, however, shall prevent or inhibit in any manner Limpert from engaging in preliminary negotiations and understandings for the reorganization, acquisition, merger, expansion, sale of assets, or other contracts of such nature by Profire or FLOZ, subject to review of the CEO and board review and approval.Further, Limpert will oversee the companies SEC filing obligations, including coordinating with counsel and the companies’ auditors and internal accounting department and edgar filing contacts, etc. He will also handle investor relations and other public company related duties.

3.3       Limpert will further act consistent with this Agreement to advance the best interest of the Companies and shall not engage in any activities which he deems or believes to be in conflict or inconsistent with the business purposes of either the parent or the subsidiary corporation. Unless otherwise designated, Limpert will be primarily responsible for preparing and filing routine financial statements, operating budgets and financing proposals. Limpert shall further makes suggestions and recommendations to the boards of Profire or FLOZ at all times as to the direction and progress of the Companies, and present strategic business planning to the respective boards of directors as he shall deem appropriate.

3.4       Limpert shall discharge all duties necessary or reasonably required to discharge the continuing financial operations on a day-to-day business of the operating subsidiary and its parent corporation and shall report periodically, at each boards’ request, as to the financial operations and accounting of each, including such interim reports as the boards may require as to profits, losses, cash flow and other standard accounting information.

3.5       Limpert agrees not to engage in any activities which constitutes a conflict of interest, or impairs his services to Profire or FLOZ, and agrees that any business concept, opportunities or rights which would logically be developed or employed by the Companies shall be exclusively referred to either Profire or FLOZ for consideration, adoption and acquisition and he shall not, in any way, act in any competitive or inconsistent manner to the well being and profitability of Profire and FLOZ. Limpert further agrees not to sit upon or have any management interest in any competitive or potentially competitive company and further agrees not to be retained or sit upon any other board of directors having unrelated business activities without the consent of the present boards of Profire and FLOZ or until after the non-competition period prescribed by this Agreement.

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4.0	Compensation of Limpert.

4.1       Limpert will be paid an starting salary of Five Thousand US Dollars ($5,000) per month as a base part-time salary for his combined services to Profire and FLOZ. The salary shall be adjusted by the board at their discretion, except in all events the salary will be increased proportionally to reflect increased service hours. For illustration purposes only, should Limpert agree to work half-time (not less than 20 hours per week) his salary would increase to ten thousand dollars ($10,000) per month up to a full-time salary of $17,000 per month. For the purposes of this section, it is understood that all compensation shall be initially paid by Profire even though FLOZ shall remain jointly obligated. As such, the reference to Companies in this section shall refer to Profire as the primary payor, but include both Profire and FLOZ as responsible parties. It is further understood and agreed that should there be a subsequent merger or acquisition, Limpert shall continue in such position as the president/CEO of the surviving entity and that his compensation shall not be changed or diminished as a result of such subsequent merger or acquisition. Limpert shall be paid the foregoing gross monthly salary not later than the last day of each month in which incurred, but subject to standard deductions for mandatory tax, social security and other governmentally imposed deductions or withholdings, such as Medicaid and unemployment insurance.

4.2        In accordance with the Companies’ policies, established from time to time, the Companies will pay or reimburse Limpert for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, but subject to the presentment of appropriate vouchers or receipts. These expenses are limited to reimbursement for phone, business travel, business meals, lodging when traveling on company business and ground transportation, including rental vehicles when traveling on company business. All expense items exceeding $2,000.00 cumulatively per month will require pre-approval of the Companies. Other expenses, such as car allowance of $800 per month and phone will be provided at such time that Limpert works on a half-time or greater basis.

              4.3          Limpert acknowledges that the Companies do not presently have any stock option or other stock rights program or plans, nor is there presently any bonus incentives or plans for officers or general employees. While Limpert recognizes such plans may be adopted in the future, Limpert explicitly agrees that the adoption of such plans is not a promised consideration under this Agreement and the creation or withholding of such plans by the Board of Directors is not a consideration for this Agreement or basis for Limpert withdrawal.

4.4          Limpert shall be entitled to proportional equal treatment and entitlement based upon time devoted with other principal officers in relationship to the Companies’ policies on medical and dental plans and benefits, 401K or similar plans, life insurance, sick leave, vacation, or disability at anytime he is working on a half-time or greater basis. Upon Limpert working more than half time the company will provide $1,000/month for health and dental premiums and $1,000.month matching retirement benefit when the company establishes a plan.he Companies maintain policy manuals as to such benefits which all parties stipulate they have reviewed and which prescribe and limit the rights and benefits under this paragraph. Limpert acknowledges and agrees that such plans and benefits are not presently adopted or funded by the Companies and no promise or assurance of adoption have been made to him as an employment inducement or incentive.

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                4.5           In the event of termination as provided by this Agreement, Limpert shall be paid all earned compensations through the effective date of termination promptly by the Companies, jointly and severally, and in accordance with the terms of this Agreement.

5.0    Recommendations for Improving Operations. Limpert shall provide Profire with all information suggestions, and recommendations regarding the Companies’ business, of which Limpert has knowledge and that will be of benefit to the Companies.

6.0     Intellectual Property Assignment. Intellectual property for the purposes of this Agreement shall be defined as any trade secrets as defined under Utah statutory law or common law, general proprietary information regarding the operation of the business and specific reserved intellectual property rights; such as trademarks, copyrights, and patents. Limpert agrees to fully assign any intellectual property developed by or to which he has contributed during his employment to Profire as part of his consideration for the compensation received. Nothing contained in this paragraph shall, however, prohibit or limit individual ownership by Limpert of intellectual property owned by or brought by Limpert to the Companies, or developed independently of his employment with the Companies and not using any resources unrelated to the Companies’ activities.

7.0    Confidentiality. Limpert recognizes that the Companies have and will have information regarding the products or services to be marketed and sold, the clients and potential clients to which products or services are to be marketed and sold, and the technique for marketing and selling generally (collectively “Confidential Information”) which, in its totality, is not known to the public and which are valuable, special and unique assets of the Companies. Limpert agrees that he will not at any time or in any manner, either directly or indirectly, use any Confidential Information for his own benefit or use of any of the Companies’ Confidential Information in any way that is directly or indirectly in competition with the Companies. Limpert agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Confidential Information to any third party without the prior written consent of the Companies. Limpert will also reasonably protect the Companies’ Confidential Information and treat it as strictly confidential. A violation by Limpert of this paragraph shall be a material violation of this Agreement and will justify termination and/or legal and/or equitable relief as more particularly set-out in paragraph 20 on Remedies.

8.0   Unauthorized Disclosure of Information. If it appears that Limpert has disclosed (or has threatened to disclose) Confidential Information or Intellectual Property of the Companies in violation of this Agreement, the Companies, or either of them, shall be entitled to an injunction to restrain Limpert and/or his agents from disclosing, in whole or in part, such Confidential Information or Intellectual Property, or from providing any goods or services to any person to whom such Confidential Information has been disclosed or may be disclosed or from using such Confidential Information to sell goods or services. The Companies shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

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9.0      Confidentiality After Termination. All provisions of this Agreement regarding Confidential Information or Intellectual Property shall remain in full force and effect after the termination of this Agreement for a period of 36 months.

10.0   Services to Third Parties. Limpert if employed full-time shall not provide any consulting services to or enter employment with any third Party during the course of his employment under this Agreement, unless he has obtained the Companies’ prior written consent.

11.0   Return of Records, Property and Confidential Information. Upon termination of this Agreement, Limpert shall deliver all records, customer or supplier lists, notes, data, memoranda, models, computers, files, computer files, recorded data, and equipment of any nature that are in his control or possession that are the Companies’ property or relate to the Companies’ business or that are copies of the Companies’ documents or that contain the Companies’ Confidential Information or Intellectual Property.

12.0 Termination. Limpert’s employment under this Agreement may be terminated as follows:

A. Termination Without Cause. This Agreement may be terminated by the Companies at any time without cause, but with a ninety day prior written notice. In the event Limpert is terminated by the Companies without cause, the Companies shall pay to Limpert, as a severance allowance, his then current monthly Base Salary, and health and other benefits for the 6 months (six months) period following the month of termination and including the month in which notice of termination occurs.

B. Termination For Cause. The Companies may also terminate this Agreement upon prior notice if the Agreement is terminated for cause. For purposes of this Agreement, termination for cause shall mean termination for fraud, embezzlement, bankruptcy, loss of license, misfeasance, theft, or a material criminal act or any material breach of this Agreement. In the event that Limpert’s employment is terminated for cause, then Limpert shall be entitled to receive his then current monthly Base Salary and any employee rights or compensation which would vest in the month of termination pro rated through the date of termination, but off-set by any amounts which may have been appropriated or wrongfully taken by Limpert or which arise out of damages to the Companies through the errors or omissions of Limpert.

C. Resignation. In the event that Limpert’s employment is terminated pursuant to his resignation, then Limpert shall be entitled to receive his then current monthly base salary and any other compensation or right which would vest in the month the resignation becomes effective. Limpert’s employment shall be terminated on the earlier of: 30 days following the written submission of his resignation; or the date such resignation is accepted by the Companies.

   D. Assistance. In the event of a voluntary termination, Limpert agrees to provide reasonable orientation, training and assistance to any new employee or agent of the Company and to be compensated for such training at his last level of computation pro rated on an hourly basis.

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13.0 Termination for Disability or Death. The Companies shall have the option to terminate this Agreement, if Limpert is no longer able to perform the essential functions of the position with reasonable accommodation. In the event of termination for disability or death, Limpert shall receive the termination rights and benefits described by paragraph 12A for termination without cause.

14.0 Disclosure. Limpert is required to disclose any outside activities or interests, including ownership or participation in the development of intellectual property or trade secrets, that may conflict or compete with the interests of the Companies. Immediate disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to the sale or marketing of any product similar to any product offered by the Companies anywhere in the world; or the sale or marketing (anywhere in the world) of any product that is similar to or that competes with any of the products sold by or to be sold by the Companies. Limpert, at all times he is associated with the Companies under this Agreement, agrees to provide a copy of all securities or accounts in which he has a legal or beneficial interest on a monthly basis to the Companies and all transactions in those securities or accounts within ten days of the transaction. The Companies will retain such information on a confidential basis and disclose it only pursuant to legal process, including arbitration.

15.0 Assignment. Limpert’s obligations under this Agreement may not be assigned or transferred to any other person, firm, corporation or entity without the prior written consent of the Companies.

16.0 Non-Competition. During the term of this Agreement and for than eighteen (18) month period after termination, Limpert agrees not to engage within the United States of America in any competitive activity or business as an owner, consultant, employee, officer, director, agent, majority interest holder on in any like capacity with the Companies.

17.0 Compliance with Companies’ Rules. Limpert agrees to comply with all of the published rules, regulations, and guidelines of Companies as they are amended from time to time consistent with this Agreement.

18.0 Solicitation of Customers and Solicitation of Employees.

18.1        All clients of Profire or FLOZ during the term of this Agreement, whether or not solicited by or retained through the efforts of Limpert, shall remain exclusively the clients of Profire or FLOZ.

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18.2     Limpert agrees that during his employment by the Companies hereunder and for the period of two years after his termination date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate to any competing business (i) any person or entity whose account with the Companies were sold or serviced by or under the supervision of Limpert during the period serviced by Limpert up to three years preceding the termination of such employment; (ii) any person or entity whose account with the Companies have been directly solicited at least twice by the Companies within the one year period prior to the date of termination of employment; or (iii) any account existing at any financial institution.

18.3    Limpert agrees that during his employment by the Companies hereunder and for a two year period following the termination of such employment for any reason, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Companies or then serving as a sales representative of the Companies.

19.0   Return of Property. Immediately upon termination of this Agreement, Limpert shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in his possession or under the his control, which is Companies’ property or related to Companies’ business. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Limpert.

20.0   Remedies. The remedies of Profire or FLOZ under this Agreement for damages or injunctive relief shall survive the termination of employment of Mr. Limpert and/or this Agreement. The remedies shall specifically include the following:

A. For any wrongful appropriation or continued association with a Profire or FLOZ client, damages equal to treble the last annual fees earned from that client by Profire or FLOZ, or if the client has been a Profire or FLOZ client less than one year, the calculation of the annual fee projected from the actual fee;

B. For any wrongful appropriation or taking of a proprietary procedure, list, property secret, or other thing or concept of value; liquidated damages of not less than ten thousand dollars ($10,000) per occurrence, or such greater actual and punitive damages as may be proven;

C. The pursuit or recovery of actual damages under this Agreement shall not limit or prevent the right of Profire or FLOZ to obtain appropriate injunctive relief which shall be granted to prevent or prohibit any ongoing wrongful acts or appropriations;

D. The prevailing party under any action brought under this Agreement for damages or injunctive relief shall be entitled to costs of court, reasonable attorney fees and interest from the date of breach at 12% APR for any damages awarded.

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21.0   Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered in person or deposited in the United State mail, postage paid, addressed as follows:

If for the Employee:	If for the Companies:

Andrew Limpert	Brenton W. Hatch
1245 E. Brickyard Rd. #590	992 W. River Hill Dr.
Salt Lake City, UT 84106	Spanish Fork, UT 84660

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above to the other party and attaching proof of service of such change to this Agreement.

22.0   Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

23.0   Amendment. This Agreement may only be modified or amended if the amendment is made in writing and is signed by the parties.

24.0   Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

25.0   Waiver of Contractual Right. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

26.0   Interpretation. This Agreement shall not be construed against the drafting Party. Both Parties acknowledge adequate opportunity to seek legal counsel regarding this Agreement.

27.0   Applicable Law, Exclusive Jurisdiction, and Venue. This Agreement shall be governed by the laws of the State of Utah. The Courts in Salt Lake County, Utah have exclusive jurisdiction and the Courts in Salt Lake County, Utah are the exclusive venue for disputes relating to the interpretation or enforcement of this Agreement. In the event of a dispute relating to interpretation or enforcement of this Agreement, the prevailing party shall be awarded all reasonable attorneys’ fees and costs incurred.

28.0   Effective Date. Regardless of the date(s) on which this Agreement is signed, the Effective Date of this Agreement is December 18, 2008.

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Profire Combustion, Inc.

/s/ Brenton W. Hatch	December 18, 2008

By: Brenton W. Hatch

Its: President

Flooring Zone, Inc.

/s/ Harold Albert	December 18, 2008

By: Harold Albert

Its: COO

Andrew Limpert

/s/ Andrew Limpert	January 9, 2009

Individually

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